                                                               Exhibit (a)(1)(A)
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
               (and the accompanying Rights (as defined herein))
                                       of
                                  ACSYS, INC.
                                       at
                              $5.00 Net per Share
                                       by
                            PLATFORM PURCHASER INC.,
                                an affiliate of
                                  VEDIOR N.V.
                   and to become a wholly owned subsidiary of
                                  TIBERIA B.V.
------------------------------------------------------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON                      WEDNESDAY, MAY 24, 2000, UNLESS THE OFFER IS
                                   EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 16, 2000 BY AND AMONG TIBERIA B.V., PLATFORM PURCHASER INC., VEDIOR N.V., SELECT APPOINTMENTS NORTH AMERICA INC. AND ACSYS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY; AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY ROBERT W. BAIRD & CO. INCORPORATED, THE DEALER MANAGER, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 14 OF THIS OFFER TO PURCHASE.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to Wilmington Trust Company (the "PAYING AGENT") and deliver the certificates for such Shares to the Paying Agent along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Paying Agent and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Paying Agent prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "INFORMATION AGENT") or to Robert W. Baird & Co. Incorporated at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             ROBERT W. BAIRD & CO.

April 27, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                          --------
SUMMARY TERM SHEET......................................................      1

INTRODUCTION............................................................      5

THE TENDER OFFER........................................................      7
    1.      Terms of the Offer..........................................      7
    2.      Procedures for Tendering Shares.............................      8
    3.      Withdrawal Rights...........................................     12
    4.      Acceptance for Payment and Payment..........................     13
    5.      Certain U.S. Federal Income Tax Consequences................     14
    6.      Price Range of the Shares; Dividends on the Shares..........     15
    7.      Effect of the Offer on the Market for the Shares; AMEX
            Listing; Exchange Act Registration; Margin Regulations......     16
    8.      Certain Information Concerning the Company..................     17
    9.      Certain Information Concerning the Purchaser, Parent and
            Vedior......................................................     19
    10.     Source and Amount of Funds; Vedior/ING Financing
            Arrangements................................................     21
    11.     Contacts and Transactions with the Company; Background of
            the Offer...................................................     22
    12.     Purpose of the Offer; the Merger Agreement; the Support
            Agreements; Plans for the Company...........................     27
    13.     Dividends and Distributions.................................     42
    14.     Certain Conditions of the Offer.............................     42
    15.     Certain Legal Matters.......................................     44
    16.     Fees and Expenses...........................................     47
    17.     Miscellaneous...............................................     47

SCHEDULE I-- DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, VEDIOR, THE
            PURCHASER, ING GROEP, THE ADMINISTRATOR, THE TRUST AND OTHER
            POTENTIAL PROPOSED DESIGNEES................................    S-1

                               SUMMARY TERM SHEET

    Platform Purchaser Inc. is offering to purchase all of the outstanding common stock (including the associated series A junior participating preferred stock purchase rights) of Acsys, Inc. for $5.00 per share in cash. The following are some of the questions you, as a shareholder of Acsys, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

    WHO IS OFFERING TO BUY MY SHARES?

    Our name is Platform Purchaser Inc. We are a Georgia corporation formed for the purpose of making a tender offer for all of the common stock (including the associated rights) of Acsys. We are presently a wholly owned subsidiary of Vedior N.V., a company organized under the laws of the Netherlands. Immediately prior to our initial purchase of shares under the offer, we will become a wholly owned subsidiary of Tiberia B.V., a company organized under the laws of the Netherlands.

    Tiberia is presently a wholly owned indirect subsidiary of ING Groep N.V., a company organized under the laws of the Netherlands, and immediately prior to our purchase of shares under the offer will become jointly owned by indirect subsidiaries of Vedior and ING Groep. We intend, after we buy shares in the offer, to merge Platform Purchaser into Acsys. Following that merger, Acsys will be a wholly owned subsidiary of Tiberia. See "Introduction" and Section 9--"Certain Information Concerning the Purchaser, Parent and Vedior"--of this offer to purchase.

    WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding common stock of Acsys. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

    HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $5.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply for tendering your shares. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

    DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Vedior and Select Appointments North America Inc., a wholly owned indirect subsidiary of Vedior, have unconditionally guaranteed our and Tiberia's obligations with respect to the offer and proposed merger. These guarantees will terminate immediately prior to the consummation of the financing arrangements between Vedior and ING Groep. Through these financing arrangements, Vedior and ING Groep will provide Tiberia and us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10--"Source and Amount of Funds; Vedior/ING Financing Arrangements"--of this offer to purchase.

    IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    --the offer is being made for all outstanding shares solely for cash;

    --the offer is not subject to any financing condition; and

    --if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on May 24, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1--"Terms of the Offer"--and
Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

    CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we will extend the offer for a period of time we believe necessary to cause the conditions to our offer to be satisfied, if on any scheduled expiration date any of the conditions to our offer are not satisfied. However, we are not required to, and without the approval of the board of directors of Acsys we cannot, extend the offer beyond September 29, 2000.

    We will, if all conditions to the offer have been satisfied or waived prior to its expiration date, provide a "subsequent offering period" for the offer. A subsequent offering period will be an additional period of time, beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We will so provide for a subsequent offering period of 10 business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total. We may also decide not to provide for a subsequent offering period, in which case we will disclose that fact at least five business days before the expiration date of the offer.

    See Section 1--"Terms of the Offer"--of this offer to purchase.

    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Wilmington Trust Company, the paying agent for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer"--of this offer to purchase.

    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer. However:

    --We are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer, together with any shares we and our affiliates beneficially own, represents at least a majority of the shares of Acsys outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Acsys.

    --We are not obligated to purchase any tendered shares if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

    The offer is also subject to a number of other conditions. See
Section 14--"Certain Conditions of the Offer"--of this offer to purchase.

    HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Wilmington Trust Company, the paying agent for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the paying agent by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the paying agent within three American Stock Exchange trading days. For the tender to be valid, however, the paying agent must receive the missing items within that three trading day period. See Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw previously tendered shares at any time until the offer has expired and, if we have not by June 25, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1--"Terms of the Offer"--and
Section 3--"Withdrawal Rights"--of this offer to purchase.

    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the paying agent while you still have the right to withdraw the shares. See
Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

    WHAT DOES THE ACSYS BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to a merger agreement among us, Vedior, Tiberia, Select Appointments North America and Acsys. The Acsys board of directors unanimously adopted and approved the merger agreement, our tender offer and our proposed merger with Acsys. The board of directors of Acsys has determined that the offer and the merger are in the best interests of the shareholders of Acsys and recommends that shareholders accept the offer and tender their shares. See the "Introduction" to this offer to purchase.

    HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. Shareholders who own shares representing approximately 17% of the outstanding common stock of Acsys have agreed to tender their shares in the offer. See Section 12--"Purpose of the Offer; the Merger Agreement; the Support Agreements; Plans for the Company--Support Agreements"--of this offer to purchase.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we buy shares in the offer, we will then be merged with Acsys. If that merger takes place, Tiberia will own all of the shares of Acsys, and all other shareholders of Acsys (except Tiberia, Vedior, Acsys or any subsidiary of Tiberia or Vedior and shareholders of Acsys who properly exercise their dissenters' rights) will receive $5.00 per share in cash (or any higher price per share that is paid in the offer).

    There are no dissenters' rights available in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer will have dissenters' rights under Georgia law. See
Section 12--"Purpose of the Offer; the Merger Agreement; the Support Agreements; Plans for the Company--Dissenters' Rights"--of this offer to purchase.

    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to exercise their dissenters' rights under Georgia law. Therefore, if the merger takes place and you do not exercise your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of shareholders and of shares of Acsys that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the American Stock Exchange or any other securities exchange, and Acsys may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See
Section 7--"Effect of the Offer on the Market for the Shares; AMEX Listing; Exchange Act Registration; Margin Regulations"--and Section 12--"Purpose of the Offer; the Merger Agreement; the Support Agreements; Plans for the Company"--of this offer to purchase.

    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On April 14, 2000, the last trading day before Acsys and Vedior announced that they had signed the merger agreement, the last sale price of the shares reported on the American Stock Exchange was $2.75 per share. On April 26, 2000, the last trading day before we commenced our tender offer, the last sale price of the shares was $4.625 per share. We advise you to obtain a recent quotation for shares of Acsys in deciding whether to tender your shares. See
Section 6--"Price Range of the Shares; Dividends on the Shares"--of this offer to purchase.

    TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or
(212) 929-5500 (collect) or Robert W. Baird & Co. Incorporated at
(888) 224-7326. MacKenzie Partners, Inc. is acting as the information agent and Robert W. Baird & Co. Incorporated is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Acsys, Inc.:

                                  INTRODUCTION

    PLATFORM PURCHASER INC., a Georgia corporation (the "PURCHASER") and an affiliate of VEDIOR N.V., a company organized under the laws of the Netherlands ("VEDIOR"), and to become, immediately prior to the initial purchase of Shares (as defined below) under the Offer (as defined below), a wholly owned subsidiary of TIBERIA B.V., a company organized under the laws of the Netherlands ("PARENT"), hereby offers to purchase all the outstanding shares of common stock, no par value per share (together with the associated series A junior participating preferred stock purchase rights, the "SHARES"), of ACSYS, INC., a Georgia corporation (the "COMPANY"), at a price of $5.00 per Share, net to the seller in cash, without interest thereon (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "OFFER").

    Tendering shareholders whose shares are registered in their own names and who tender directly to the Paying Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Robert W. Baird & Co. Incorporated, which is acting as Dealer Manager (the "DEALER MANAGER"), Wilmington Trust Company, which is acting as the Paying Agent (the "PAYING AGENT"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 16, 2000 (the "MERGER AGREEMENT"), by and among Parent, the Purchaser, Vedior, Select Appointments North America Inc. and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "MERGER"). In the Merger each outstanding Share (other than Shares owned by Parent, Vedior or the Company or any subsidiary of Parent or the Company and by shareholders, if any, who exercise their statutory dissenters' rights under Georgia law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    Simultaneously with the execution of the Merger Agreement, Vedior and the Purchaser entered into Support Agreements each dated as of April 16, 2000 (the "SUPPORT AGREEMENTS"), with Harry J. Sauer, a director and Executive Vice President--Professional Services of the Company, and The Sauer Family Foundation, a family foundation controlled by Mr. Sauer (Mr. Sauer, together with The Sauer Family Foundation, are referred to herein collectively as "SAUER"), and David C. Cooper, the Company's Chief Executive Officer and the Chairman of its Board of Directors, and Mr. Cooper's wife, Teri L. Cooper
(Mr. Cooper, together with his wife, are referred to collectively herein as "COOPER") (collectively, the "PRINCIPAL SHAREHOLDERS"). The Principal Shareholders have represented that they have voting and dispositive control over 2,451,685 Shares, which represented approximately 17% of the outstanding Shares as of April 16, 2000. Pursuant to the Support Agreements, the Principal Shareholders have agreed, among other things, to tender all such Shares pursuant to the Offer.

    The Merger Agreement and the Shareholders Agreements are more fully described in Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF

THE SHAREHOLDERS OF THE COMPANY; AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO ADOPT AND APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, DATED APRIL 16, 2000, THAT, AS OF SUCH DATE, BASED ON AND SUBJECT TO THE ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN ITS WRITTEN OPINION, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 14 HEREOF) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN EXHIBIT 1 TO THE MERGER AGREEMENT) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED.

    Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company, if such approval is required under applicable law. In the event the Purchaser, Parent and any other affiliate of Parent acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser may be able to effect the Merger pursuant to the "short-form" merger provisions of the Georgia Business Corporations Code (the "GBCC"), without prior notice to, or any action by, any other shareholder of the Company. In such event, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other shareholder of the Company. See
Section 12.

    The Company has informed the Purchaser that, as of April 16, 2000, there were: (a) 14,499,400 Shares issued and outstanding; (b) 2,206,011 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares from the Company; and (c) approximately 16,836,411 Fully Diluted Shares. Based upon the foregoing and assuming that no Shares are otherwise issued after April 16, 2000, the Minimum Condition will be satisfied if at least 8,418,206 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12 of this Offer to Purchase.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on May 24, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "EXPIRATION DATE" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent, for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. If all of the conditions to the Offer are not satisfied on an Expiration Date, then if all such conditions are capable of being satisfied prior to September 29, 2000, the Purchaser will extend the Offer for one or more periods of time (each not to exceed 20 business days) until such conditions are satisfied or waived; PROVIDED that the Purchaser will not be required to extend the Offer beyond, and without the approval of the Company's board of directors the Offer will not be extended beyond, September 29, 2000. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER, WHETHER SUCH SHARES ARE PURCHASED DURING A SUBSEQUENT OFFERING PERIOD (AS DEFINED BELOW) OR ANY DELAY IN PAYING FOR SUCH SHARES.

    The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Paying Agent, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive the Minimum Condition or modify (in any manner adverse to the holders of Shares) or add to the conditions of the Offer, (iv) except as provided above, extend the Offer or (v) change the form of consideration payable in the Offer.

    If by 12:00 midnight, New York City time, on May 24, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right to (and in the case of clause (b) shall) (a) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (b) as set forth above, extend the Offer or (c) except as set forth above, amend the Offer.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "BUSINESS DAY" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser will, in the event that all conditions to the Offer have been satisfied or waived as of the Expiration Date and, subject to the requirements of Rule 14d-11 described below, provide for a subsequent offering period of 10 business days following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "SUBSEQUENT OFFERING PERIOD"). The Purchaser may extend (or re-extend) such Subsequent Offering Period up to an aggregate of 20 business days. The Purchaser may also elect not to provide for a Subsequent Offering Period, in which case the Purchaser will disclose that fact at least five business days prior to the Expiration Date. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a shareholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "--Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Paying Agent at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Paying Agent, in each case prior to the Expiration Date; or (c) the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery."

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Paying Agent's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Paying Agent's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE PAYING AGENT.

    The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or
(b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Paying Agent prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) Either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "--Book-Entry Transfer," either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Paying Agent at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Paying Agent, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the American Stock Exchange (the "AMEX") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Paying Agent or transmitted by telegram, facsimile transmission or mail to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of

Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Paying Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER, WHETHER SUCH SHARES ARE PURCHASED DURING A SUBSEQUENT OFFERING PERIOD OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT. By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 27, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Vedior, Parent, the Company, the Paying Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Paying Agent with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Paying Agent). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 25, 2000. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Paying Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Paying Agent and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Vedior, Parent, the Company, the Paying Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares actually received by the Paying Agent.

    The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Paying Agent of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Paying Agent, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER, WHETHER SUCH SHARES ARE PURCHASED DURING A SUBSEQUENT OFFERING PERIOD OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Paying Agent may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Paying Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in
Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Vedior, or to any majority-owned subsidiary of Vedior, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

    If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

    A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under
Section 2. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a shareholder, the Paying Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed on the AMEX under the symbol "AYS," and have been at all times since September 7, 1999. Between February 6, 1998 and September 7, 1999, the Shares were quoted on the Nasdaq National Market under the symbol "ACSY." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the Nasdaq National Market and the AMEX, as applicable. The Company has never paid cash dividends on its common stock.

                                                               HIGH       LOW
                                                              -------   --------
Fiscal Year Ended December 31, 1998:
  First Quarter (from February 6, 1998).....................  $16.500   $11.063
  Second Quarter............................................   20.500    13.000
  Third Quarter.............................................   13.750     6.250
  Fourth Quarter............................................    9.750     2.969
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $ 5.000   $ 2.438
  Second Quarter............................................    4.500     3.000
  Third Quarter.............................................    5.000     2.500
  Fourth Quarter............................................    2.625     1.313
Fiscal Year Ending December 31, 2000:
  First Quarter.............................................  $ 4.375   $ 1.250
  Second Quarter (through April 26, 2000)...................  4.688       2.125

    On April 14, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the AMEX was $2.75 per Share. On April 26, 2000, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the AMEX was $4.625 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    AMEX LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the AMEX. According to the AMEX's published guidelines, the AMEX would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 200,000, the total number of holders of Shares falls below 300 or if the aggregate market value of Shares publicly held is less than $1,000,000. Shares held by officers or directors of the Company or their immediate families, or by any controlling shareholder ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of April 24, 2000, there were 14,499,400 shares of common stock outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

    If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers or dealers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore their use as collateral for loans made by brokers or dealers would be significantly restricted.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Georgia corporation with its principal offices at 75 14th Street, Suite 2200, Atlanta, Georgia 30309, telephone number (404) 817-9440. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company is one of the leading providers of specialty professional staffing services in the United States.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "--Available Information."

                                  ACSYS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                        YEAR ENDED DECEMBER 31, (1)
                                            ----------------------------------------------------
                                              1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:

Service revenues:
  Temporary staffing......................  $135,851   $103,067   $ 60,057   $ 44,556   $ 28,215
  Permanent placement.....................    30,475     26,831     18,071     12,186      8,269
                                            --------   --------   --------   --------   --------
    Total service revenues................   166,326    129,898     78,128     56,742     36,484
Direct cost of services...................    92,771     72,170     42,583     30,616     18,284
                                            --------   --------   --------   --------   --------
    Gross profit..........................    73,555     57,728     35,545     26,126     18,200
Selling, general and administrative
  expenses................................    61,392     48,260     29,979     20,769     13,893
Combination expenses......................        --      1,730      1,797         --         --
Amortization and depreciation.............     3,288      1,658        715        693        682
Severance and franchise termination
  costs...................................     5,479        650        682        567        166
                                            --------   --------   --------   --------   --------
    Operating income......................     3,396      5,430      2,372      4,097      3,459
Other expense, net........................     3,334      1,129        788        811        865
                                            --------   --------   --------   --------   --------
Income before income taxes and
  extraordinary item......................        62      4,301      1,584      3,286      2,594
Income taxes (2)..........................       604      5,527        438        419        133
                                            --------   --------   --------   --------   --------
Income (loss) before extraordinary item...      (542)    (1,226)     1,146      2,867      2,461
Extraordinary item (less income tax
  benefit of $243)........................      (398)        --         --         --         --
                                            --------   --------   --------   --------   --------
Net income (loss).........................  $   (940)  $ (1,226)  $  1,146   $  2,867   $  2,461
Basic and diluted net income (loss) per
  share...................................  $  (0.06)  $  (0.09)  $   0.02   $   0.27   $   0.24
Shares used in computing basic net income
  (loss) per share........................    14,484     14,016     10,440      9,972     10,094

                                                        YEAR ENDED DECEMBER 31, (1)
                                            ----------------------------------------------------
                                              1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Shares used in computing diluted net
  income (loss) per share.................    14,484     14,016     10,544      9,972     10,094

BALANCE SHEET DATA:
Working capital...........................  $ 12,303   $ 15,366   $  4,921   $  4,309   $  2,216
Total assets..............................    87,524     86,363     33,352     18,167     14,503
Long-term debt, including current
  maturities..............................    38,717     38,320     11,754      8,847      8,905
Redeemable common stock...................        --         --      1,220        288         --
Shareholders' equity......................    32,853     33,703     10,801      4,175      2,670

--------------------------

 (1) All of the financial data presented has been restated to give effect to the acquisitions of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCAA Professional Temporaries, Inc.; EKT, Inc., Cama of Tampa, Inc.; Rylan Forbes Consulting Group, Inc.; Acsys Resources, Inc.; and Icon Search and Consulting, Inc. ("ICON"), which have been accounted for under the pooling of interests method of accounting. Additionally, the financial data presented includes results of operations of Infinity Enterprises, Inc., and ICON from January 1, 1995, and of Cama of Tampa, Inc. from January 1, 1996. The acquisitions of C.P.A. Staffing, Inc.; C.P.A. Search, Inc.; Career Placement Associates in August 1997; TGS Resource Group, Inc. in March 1998; KPD Systems, Inc. in July 1998; and Staffing Edge, Inc. in August 1998 have been accounted for under the purchase method of accounting and are included in the historical statements of operations from their respective dates of acquisition. Prior to becoming a publicly traded company in February 1998, the Company was an S-corporation, except for ICON, which was a C-corporation; accordingly, certain financial data may not be comparable to or indicative of the Company's post-initial public offering results.

 (2) Prior to the Company's initial public offering, the Company operated as an S-corporation for income tax purposes, except for ICON, which was a C-corporation. Accordingly, income tax expense prior to the Company's initial public offering resulted from the operating earnings of ICON. In connection with the initial public offering, the Company terminated its S-corporation status and recorded a charge to income tax expense of approximately $3,000,000 in 1998 representing the tax effect of differences in the bases of assets and liabilities for financial reporting and income tax purposes.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's common stock and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information may also be available for inspection at the offices of the AMEX, 86 Trinity Place, New York, NY 10006-1881.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent, Vedior and the Purchaser do not have any knowledge that any such information is untrue, none of the Purchaser, Vedior or Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT AND VEDIOR

    The Purchaser, a Georgia corporation that is presently an affiliate of Vedior, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Vedior. Prior to the initial purchase of shares under the Offer, the Purchaser will become a wholly owned subsidiary of Parent. Parent was organized in connection with the acquisition of the Company and has not conducted any unrelated activities since its organization. Parent is presently a wholly owned indirect subsidiary of ING (as defined below) and, at the time of the initial purchase of Shares under the Offer, Parent's common equity will be owned by Vedior, and Parent's preferred equity will be owned by ING Bank Corporate Investments B.V. ("ING"), an investment company organized under the laws of the Netherlands and an indirect subsidiary of ING Groep N.V. ("ING Groep"), a holding company, organized under the laws of the Netherlands, with subsidiaries primarily engaged in financial services. ING Groep's principal office is located at Strawinskylaan 2631, 1077 ZZ, Amsterdam, the Netherlands, telephone number (011) 31-20-541-5509. See Section 10--"Source and Amount of Funds; Vedior/ING Financing Arrangements" for a description of the transactions giving rise to this ownership structure.

    Because the common and preferred equity of Parent is to have equal voting rights (with a trust company organized under the laws of the Netherlands to be appointed as Parent's sole managing director), Vedior and ING will initially jointly control the affairs of Parent, with Vedior expected to have a supervisory role with respect to the management of the Company following completion of the Offer and the Merger. See Item 12-- "Purpose of the Offer; the Merger Agreement; the Support Agreements; Plans for the Company--Plans for the Company" in this Offer to Purchase.

    Vedior is a company organized under the laws of the Netherlands and is an international provider of temporary and contract staffing services. As of April 16, 2000, Vedior beneficially owned 50,000 Shares. The principal office of Vedior is located at Jachthavenweg 112, 1076 DC Amsterdam, the Netherlands, telephone number (011) 31-20-573-5626. The principal office of Parent is located at Bijlmerplein 888, 1102 MG, Amsterdam, the Netherlands, telephone number
(011) 31-20-652-3951. The principal office of the Purchaser is located at c/o Select Appointments North America Inc., 60 Harvard Mill Square, Wakefield, MA 01880, telephone (781) 213-1500.

    Vedior has a supervisory board and a management board. The supervisory board oversees and advises the management board and is charged with the responsibility for safeguarding the overall interest of Vedior. The management board is responsible for managing Vedior's operations and making policy decisions with respect to them. The members of the management board are employees. Members of the supervisory board and members of the management board are appointed at Vedior's general meeting of shareholders by a majority of the votes cast upon the binding proposal of the supervisory board.

    Vedior's publicly traded ordinary share capital is held in the form of Bearer Depositary Receipts ("BDRS") issued by an entity, Stichting Administratiekantoor van gewone aandelen Vedior (the

"ADMINISTRATOR"), organized under the laws of the Netherlands, which holds a majority of the Vedior ordinary shares, which represent approximately 59% of Vedior's currently outstanding share capital. Holders of the BDRs are the beneficial owners of the ordinary shares represented by their BDRs. The Administrator is required under its articles of association and the related conditions of administration to exercise the voting and other rights attached to the ordinary shares in the interests of Vedior, the enterprise associated therewith and all parties concerned, so as to exclude, to the greatest possible extent, influences that could threaten, among other things, the continuity, independence and identity of Vedior contrary to such interests. The principal office of the Administrator is Jachthavenweg 112, 1076 DC Amsterdam, the Netherlands, telephone number (011) 31-20-573-5626.

    ING Groep's ordinary share capital is held in the form of BDRs issued by an entity, Stichting Administratiekantoor ING Groep ( the "Trust"), organized under the laws of the Netherlands, which holds ING Groep ordinary shares, which respresent approximately 99.9% of ING Groep's currently outstanding ordinary shares. Holders of the BDRs are the beneficial owners of the ING Groep ordinary shares, but while the Trust may consult with such holders as to the voting of such ordinary shares to the degree and subject to the terms and conditions that the Trust considers appropriate, such holders are not entitled to give binding instructions to the Trust concerning its exercise of such voting rights, nor is the Trust required to so consult with such holders. The Trust is required under its articles of association and the related conditions of administration to exercise such voting rights so as to serve the interests of ING Groep and of the enterprises sustained by and affiliated with ING Groep, to safeguard as well as possible the interests of ING Groep, those enterprises and all parties concerned and to bar to the greatest extent possible influences which could violate the independence, continuity or identity of ING Groep and those enterprises contrary to such interests. The principal office of the Trust is located at Strawinskylaan 2631, 1077 ZZ, Amsterdam, the Netherlands, telephone number
(011) 31-20-541-5509.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent, Vedior, the Administrator and ING Groep are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, none of the Purchaser, Parent or Vedior (together, the "CORPORATE ENTITIES") or, to the best knowledge of the Purchaser, Parent and Vedior, ING Groep, the Administrator, the Trust, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser, Parent, Vedior, ING Groep, the Administrator, the Trust or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Purchaser, Parent and Vedior, ING Groep, the Administrator, the Trust or any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase or the Schedule TO (as defined below), (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Purchaser, Parent and Vedior, ING Groep, the Administrator, the Trust or any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Corporate Entities or, to the best knowledge of the Purchaser, Parent and Vedior, ING Groep, the Administrator, the Trust or any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition, the commitment of Vedior and ING to the funding of Parent and the Purchaser and the financial capacity of Vedior and ING, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender pursuant to the Offer or hold Shares.

10. SOURCE AND AMOUNT OF FUNDS; VEDIOR/ING FINANCING ARRANGEMENTS

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer, to pay the holders of Company Options (as defined below) and to pay its fees and expenses related to the Offer and the Merger is estimated to be approximately $77.5 million. Parent and the Purchaser plan to obtain these funds through the financing arrangements described below.

    Immediately prior to the initial purchase of Shares under the Offer, Parent and the Purchaser are required by the Merger Agreement to cause ING Groep or one of its affiliates to provide Parent or the Purchaser with $80 million in exchange for debt or equity (or both) of Parent or the Purchaser. In connection with the financing arrangements described below, Vedior will provide
$13 million of such $80 million in exchange for shares of Parent's common stock. Any financing used to provide Parent or the Purchaser with the means to finance the Offer or the Merger must not involve the pledge or use of the assets of Company or its subsidiaries to finance the Offer or the Merger or to pay dividends or distributions to the Company's shareholders prior to the effective time of the Merger (the "Effective Time"). Following the initial purchase of Shares under the Offer and prior to the Effective Time, Parent and the Purchaser are required to maintain unencumbered cash funds in an amount sufficient to consummate the Merger and to comply with the Merger Agreement.

    Parent and the Purchaser will comply with these obligations through the following arrangements. Immediately prior to the Purchaser's purchase of Shares pursuant to the Offer, the Purchaser will become a wholly-owned subsidiary of Parent, the common equity of which will be owned by Vedior and the preferred equity of which will be owned by ING. Until immediately prior to the Purchaser's initial purchase of Shares under the Offer, all of the outstanding equity of Parent will be owned by ING. In connection with these financing arrangements
(i) the Purchaser will incur indebtedness owed to Parent and ING, each in the amount of approximately $40 million, the proceeds of which will be used to purchase the Shares pursuant to the Offer, and (ii) Parent will incur indebtedness owed to ING in an amount of approximately $40 million. The indebtedness to be owed by Parent to ING and the Parent preferred equity to be owned by ING will each be exchangeable into Vedior common shares at a fixed exchange rate, with a mandatory exchange to occur at such fixed exchange rate if the market price of Vedior common shares equals or exceeds a certain value for 60 consecutive days. After 5 years, Vedior may purchase such exchangeable Parent indebtedness and preferred equity for the amount originally paid for them by ING (their "original cost"). If Vedior does not make such purchase, the holder of such exchangeable indebtedness and preferred equity may (i) exchange its holdings at their original cost for Vedior common shares at their then current market price or (ii) cause Parent to sell its shares of the Purchaser's (which pursuant to the Merger, will have become the Company's) common stock, and repay the exchangeable debt at its original cost out of the proceeds of such sale, with any remaining proceeds to be distributed first to the holder of Parent's preferred equity and, if such remaining proceeds exceed the preferred equity's original cost, such excess proceeds to be distributed to the holder of Parent's common equity.

    The foregoing description is qualified in its entirety by reference to the Agreement in Principle between ING and VHBV relating to the Acquisition of Acsys, Inc. (the "FINANCING AGREEMENT IN

PRINCIPLE"), a copy of which is filed as Exhibit (b) to Amendment Number 1 to the Tender Offer Statement on Schedule TO filed by Vedior, Parent and the Purchaser with the Commission on the date hereof (the "SCHEDULE TO"). The Financing Agreement in Principle should be read in its entirety for a more complete description of the matters summarized above.

    Pursuant to the Merger Agreement, each of Vedior and Select Appointments North America Inc., a wholly owned indirect subsidiary of Vedior ("SANA"), has unconditionally guaranteed the due and punctual payment and performance when due of all of Parent and the Purchaser's obligations under the Merger Agreement, including the obligation to obtain financing for the Offer and the Merger (the "GUARANTEES"). However, aggregate amounts payable under the Guarantees by Vedior and SANA will not exceed $80 million, and Vedior and SANA's obligations under the Guarantees terminate immediately prior to the consummation of the financing arrangements described in this Section 10.

    Pursuant to the terms of the Merger Agreement, at the time of the initial purchase of Shares under the Offer, Parent and the Purchaser are required to repay, or cause to be repaid all of the obligations of the Company and its subsidiaries under the Company's credit facility with Bank of America, N.A. and the other lenders dated April 13, 1999 and as further amended on December 31, 1999 (the "CREDIT AGREEMENT") under such facility and to terminate such facility. Parent and the Purchaser, however, have the right to negotiate with Bank of America, N.A. and the other lenders to seek their approval for postponing such repayment and termination. In addition, from and after the time of the initial purchase of Shares under the Offer, Parent is obligated to either make capital contributions or to arrange credit facilities with lenders (or cause the existing facility to be maintained), so as to enable the Company to meet its working capital, capital expenditure and operating expense requirements for the fiscal year ending December 31, 2000 and beyond if the Effective Time shall not have occurred by December 31, 2000. In connection with the foregoing financing arrangements, subject to the fiduciary duties and reasonable judgment of its Board of Directors, the Company has agreed to enter into a new credit agreement arranged by Parent or the Purchaser that would become effective only concurrently with the initial purchase of Shares under the Offer. Neither the Company's existing credit facility, as it exists or as it may be amended, nor any new facility will be used to finance the Offer or the Merger or to pay dividends or distributions to the Company's shareholders prior to the Effective Time.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    In December 1998, the Company announced that its financial results for 1998 would not meet the forecasted results made by securities analysts. In the period that followed this announcement, the Company's common stock traded at prices lower than the Company's initial public offering price of $8.50 in February 1998. The Company's stock price continued to decline in 1999, as the temporary staffing services sector experienced difficult operating conditions. The Company also faced challenges relating to integrating the companies that it acquired in 1997 and 1998 and the decrease in the Company's contract staffing business for the implementation of Enterprise Resource Planning software due to clients' allocating their resources away from implementing Enterprise Resource Planning software in order to address Year 2000 issues.

    In May 1999, senior management of the Company was approached by representatives of Select Appointments (Holdings) PLC ("SELECT," now a subsidiary of Vedior), at that time a publicly traded temporary services company headquartered in England, regarding a possible business combination transaction between Select and the Company. On May 11, 1999, David Cooper, the Company's Chairman of the Board, and Timothy Mann, the Company's then Chief Executive Officer, met in Chicago with Anthony Martin and Zachary Miles, the Chief Executive Officer and Chief Financial

Officer, respectively, of Select, and a representative of the investment banking firm of Robert W. Baird & Co. Incorporated who was advising Select in its discussions with the Company.

    A week later, on May 18 and 19, 1999 in Palm Springs and San Francisco, California, Messrs. Cooper and Mann again met with Mr. Martin, along with Jack Unroe, a senior executive of Accountants Inc., a subsidiary of Select, for the purpose of continuing discussions regarding the potential benefits from a combination of both companies. On May 21, the Company and Select executed a confidentiality agreement, and exchanged non-public financial and other information.

    On May 27, 1999, the Company held a special meeting of its Board of Directors to apprise the directors of these business developments. The Company's Board of Directors directed management to interview several investment banking firms to assist the Company in a thorough evaluation of its various strategic alternatives, including, but not limited to, a possible combination with Select. Senior management of the Company interviewed several investment banking firms, and on June 9, 2000, the Board met and authorized the Company to hire Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as the Company's financial advisor to assist the Board in evaluating the Company's strategic alternatives. Also, at the June 9, 1999 meeting, the Board created a Committee on Strategic Planning (the "COMMITTEE") consisting of the Company's outside directors for the purposes of considering, evaluating and advising the Board on the strategic alternatives that might be available to the Company.

    In June 1999, the senior management of the Company and representatives of DLJ discussed various strategic alternatives for the Company, including the following: (i) remaining as a stand-alone company and focusing on continued internal growth with moderate external acquisition activity, (ii) a leveraged recapitalization by the Company that would replace equity capital with debt capital, (iii) some type of strategic business combination, possibly involving the sale of the Company and (iv) other extraordinary corporate transactions.

    On June 16, 1999, DLJ presented its analyses of the various alternatives to the Board. After careful consideration, the Board concluded that the combination of the Company with another company in the temporary services industry was likely to result in the greatest shareholder value and involve the least amount of execution risk relative to the various other strategic alternatives available to the Company. The Board authorized senior management and DLJ to embark upon a process of contacting companies that might be interested in a business combination with the Company.

    Also at the June 16, 1999 Board meeting, the Board discussed its ability to respond to inadequate offers made by third parties, and on June 20, 1999, the Company adopted the Rights Agreement (as defined below) as a mechanism that would help ensure that potential third party acquirors negotiate with the Board of Directors.

    The Company's management, with the assistance of DLJ, then identified a number of third parties in the temporary staffing services sector that might have an interest in a business combination with the Company. Commencing in late June 1999, representatives of DLJ contacted a number of third parties in an effort to ascertain on a preliminary basis their level of interest in a business combination with the Company. Through the period from late June 1999 to early September 1999, the Company contacted 21 parties and entered into confidentiality agreements with and furnished information to 11 parties that expressed interest in a business combination with the Company. During this time, the Company's management and representatives of DLJ held various meetings and discussions with interested parties, including a meeting with representatives of Select on June 23, 1999, regarding the Company's operations and the terms for a possible transaction. The Committee was kept apprised of these discussions.

    On July 23, 1999, DLJ reviewed with the senior management of the Company the indications of interest in acquiring the Company received prior to that time, including the indication of interest received from Select on July 20, 1999. At a meeting on July 27, 1999, the Board of Directors received an update on the process, and after careful deliberation, the Board authorized management, the Committee and DLJ to continue the process of soliciting indications of interests from interested parties and to report back to the Board at an appropriate time. The Company established a deadline of August 12, 1999 for receiving indications of interests.

    On August 17, 1999, the Company's management, the Committee and DLJ updated the Board on the results of the Company's efforts to solicit indications of interests as of the August 12, 1999 deadline and again reviewed the various strategic alternatives available to the Company. After extensive discussion, the Board again authorized the management, the Committee and DLJ to continue the process of pursuing a possible business combination.

    Discussions between the Company and Select continued through the third quarter of 1999, with the primary open items being the amount and type of consideration that Select would furnish. On September 1, 1999, Select announced that it had reached an agreement to be bought by Vedior. On September 23 and 24, 1999, Messrs. Cooper and Mann traveled to Select's headquarters in England and met with senior executives at Select to discuss whether the combined Select/Vedior entity would have an interest in acquiring the Company and on what basis.

    On September 28, 1999, the Company sent Select a draft merger agreement that contemplated an all-stock transaction, but discussions were then terminated in early October 1999 after Select advised the Company that it needed to focus on the successful completion of its transaction with Vedior before continuing further the discussions with the Company.

    At a meeting on October 26, 1999, the Board of Directors reviewed the outcome of the process initiated in June 1999 and the status of recent third-party discussions (including an all-cash indication of interest that had been submitted in October 1999 by a financial buyer). After an evaluation of the Company's current and prospective situation and its various strategic options, the Board of Directors determined not to pursue discussions with any particular prospective strategic partner at that time. In addition, at this October 26, 1999 meeting, Mr. Brady W. Mullinax, Jr., the Company's Executive Vice President--Finance and Administration and Secretary, was appointed to the Board of Directors.

    In December 1999, the Company experienced significant changes in the composition of its senior management, including the resignation of Mr. Mann as the Company's Chief Executive Officer and subsequently the election of Mr. Cooper to that office. In addition, three directors, including Mr. Mann, resigned from the Board, and a new outside director, M. Faye Wilson, was elected to the Board.

    On February 1, 2000, Mr. Cooper received an unsolicited telephone call from a senior executive of a publicly traded company (the "Other Bidder") that was contacted by DLJ in June-July 1999 and that expressed interest in a possible business combination with the Company. During February 2000, Messrs. Cooper and Mullinax met several times with executives from the Other Bidder. These discussions with the Other Bidder continued into March 2000. On March 14, 2000, Mr. Cooper and Mr. Mullinax made telephone calls to other Board members informing them of the serious nature of the Other Bidder's interest. On
March 16, 2000, counsel for the Other Bidder sent a draft merger agreement to the Company that contemplated an all-stock merger with various purchase price caps, or collars, and rights of the Other Bidder to terminate the agreement based on the Other Bidder's stock price.

    Negotiations between the Other Bidder and the Company intensified in mid- to late-March 2000. DLJ was asked to perform various financial analyses, and at a special meeting of the Board on March 26, 2000, DLJ made a presentation to the Board regarding the Other Bidder's proposal. In addition, representatives of the Company's legal counsel, Alston & Bird LLP ("Alston & Bird"), made a presentation regarding the directors' fiduciary duties under Georgia law.

    At that meeting, the Board of Directors instructed DLJ and senior management to approach those parties from the summer of 1999 who had expressed a serious interest in a business combination with the Company and who the Board and DLJ considered likely to be able to effect a business combination. DLJ then contacted each of these parties, which included Vedior (as noted above, the new parent company of Select), and asked that they respond as soon as possible with a specific proposal.

    Due to fluctuations in the Company's stock price, increased trading volume and rumors in the marketplace, on March 29, 2000, the Company issued a press release stating that it was in preliminary business combination discussions.

    As a result of DLJ's contacting Robert W. Baird & Co. Incorporated and subsequent discussions between DLJ and Robert W. Baird & Co. Incorporated, Vedior expressed an interest in having an opportunity to further evaluate a business combination with the Company. On March 29, 2000, following a series of discussions between DLJ and Vedior's financial advisors and after consultation with DLJ and Alston & Bird, the Company distributed a draft merger agreement contemplating an all-cash transaction with Vedior. Also, over the weekend of March 31, 2000, representatives of Vedior conducted additional due diligence with respect to the Company, and on April 3, 2000, Vedior presented the Company with a proposal to acquire the Company at a price of $5.00 per Share. At an April 3, 2000 meeting of the Board, the Board was provided with detailed information regarding the Other Bidder's proposal. The Other Bidder's proposal provided for a stock-for-stock pooling transaction in which each share of the Common Stock would be exchanged for an amount of the Other Bidder's common stock that varied depending upon the average stock price of the Other Bidder prior to closing. The Board was also given information with respect to Vedior's proposal.

    Under the Other Bidder's proposal, the maximum dollar value of the stock consideration to be received by the Company's shareholders for the common stock was capped at $5.02, but there was no minimum dollar value that the Company's shareholders were assured of receiving. If the value of consideration to be received by the Company's shareholders was less than $4.12, however, both the Other Bidder and the Company had the right to terminate the transaction. The terminating party would be required to reimburse the other party for its expenses in an amount not to exceed $1.0 million.

    With the assistance of DLJ and Alston & Bird, the Company then engaged in simultaneous negotiations with the Other Bidder and Vedior. The Committee met separately on April 5, 2000 to evaluate the two alternative transactions and was regularly provided updates on the negotiations by Mr. Cooper. Based on the Other Bidder's proposal as of April 5, 2000, the Committee determined that the Other Bidder's proposal was inadequate compared to Vedior's offer and directed management to advise the Other Bidder of this fact and to afford the Other Bidder an opportunity to improve its proposal. The Committee reached this conclusion based on a number of factors, including that the consideration offered by the Other Bidder was common stock rather than cash and the resulting relative uncertainty of the value of the Other Bidder's offer due to the volatility in the Other Bidder's common stock price as well as the various purchase price caps, or collars, and rights to terminate the agreement based on the Other Bidder's stock price and the risk allocation provisions of certain portions of the draft merger agreement. The Committee also considered the fact that, because the Other Bidder's offer contemplated an all-stock merger rather than a cash tender offer for all of the Shares, the Company's shareholders would be required to wait longer to receive the transaction consideration as compared to the tender offer proposed by Vedior.

    During the week of April 3, 2000, Vedior provided the Company with proposed support agreements to be executed with Mr. Cooper and Harry J. Sauer, the Executive Vice President--Professional Services, a director and 5.5% shareholder of the Company. In addition, as a condition to Vedior agreeing to acquire the Company, Vedior insisted on amendments to the existing employment agreements with Messrs. Cooper, Sauer and Mullinax and Ms. Kennedy, the Executive Vice President--Information Technology, which would govern the continued employment of these executives with the Company after the closing of the Offer. Counsel for these executives and counsel for Vedior separately negotiated the terms of these arrangements, although Alston & Bird and members of the Committee were kept apprised of the negotiations and reviewed drafts of the agreements as negotiations progressed.

    On April 11, 2000, Mr. Cooper telephoned the lead negotiator of the Other Bidder to inform him that the Other Bidder's proposal was inadequate when compared to the other offer being considered by the Company and to invite the Other Bidder to improve its proposal. On April 13, 2000, the lead negotiator of the Other Bidder telephoned Mr. Cooper and informed him that the Other Bidder would not increase or otherwise improve its proposed amount of consideration to be paid to the Company's shareholders. The Other Bidder further informed
Mr. Cooper that in light of the other offer being considered by the Company, the Other Bidder was withdrawing its proposal.

    On April 16, 2000, the Board held a special meeting to discuss the proposed transaction with Vedior and the terms of the Merger Agreement and the other related agreements. Messrs. Cooper and Mullinax, with the assistance of representatives from Alston & Bird and DLJ, reviewed the proposed transaction. In addition, DLJ made a financial presentation and orally delivered its fairness opinion, which it subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the Company's shareholders in the Offer and the Merger was fair from a financial view to such shareholders. In addition, representatives of Alston & Bird summarized the terms and conditions of the Merger Agreement, the Support Agreements and the employment agreement amendments, and reviewed again with the directors their fiduciary duties under Georgia law.

    After discussion and consideration of the factors and reasons described under Item 4--"The Solicitation or Recommendation-- Reasons for the Recommendation of the Board of Directors" in the Schedule 14D-9, the Board unanimously determined that the Offer and the Merger are in the best interests of the Company's shareholders, and unanimously adopted and approved the Merger, the Offer, the Merger Agreement, and the other transactions contemplated by the Merger Agreement and recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer. In addition, the Board unanimously approved the terms of the Support Agreements, the employment agreement amendments and an amendment to the Rights Agreement.

    Following the meeting of the Board, on April 16, 2000, the Company, Parent, the Purchaser, Vedior and SANA executed the Merger Agreement, Messrs. Cooper and Sauer and their affiliates executed the Support Agreements and Messrs. Cooper, Sauer and Mullinax and Ms. Kennedy executed the amendments to their respective employment agreements with the Company.

    On April 17, 2000, prior to the opening of the financial markets in Europe, Vedior and the Company issued a joint press release announcing the execution of the Merger Agreement and the related documents.

    On April 27, 2000, Parent and the Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS; PLANS FOR THE COMPANY

    PURPOSE

    The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

    THE MERGER AGREEMENT

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "--Conditions to the Merger," the Purchaser will be merged with and into the Company in accordance with the GBCC, with the Company being the surviving corporation and a wholly owned subsidiary of Parent, and each issued Share not tendered pursuant to the Offer (other than Shares owned by Parent, Vedior or the Company or any subsidiary of Parent or the Company or by shareholders, if any, who are entitled to and who exercise their statutory dissenters' rights under the GBBC) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    VOTE REQUIRED TO APPROVE MERGER. The GBCC requires, among other things, that any plan of merger or plan of share exchange of the Company must be adopted by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has adopted and approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's shareholders if a "short-form" merger procedure is not available. If required by the GBCC, the Company will call and hold a special meeting of its shareholders as promptly as practicable following the consummation of the Offer for the purposes of considering and voting upon the adoption of the Merger Agreement. At any such meeting all Shares then owned by Vedior, Parent or the Purchaser or any other subsidiary of Parent will be voted in favor of adopting the Merger Agreement. If the Purchaser acquires through the Offer voting power with respect to at least a majority of the outstanding Shares on a fully diluted basis (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), the Purchaser would have sufficient voting power to effect the Merger without the affirmative vote at a meeting of the Company's shareholders of any other shareholder of the Company.

    The GBCC also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to "short-form" merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the GBCC, the Purchaser would need to own at least 90% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding

Shares, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other shareholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to perform the Merger Agreement and to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

        (a) the Company's shareholders shall have approved the Merger Agreement, as and to the extent required by applicable law;

        (b) no court or international, federal, state, county, local or other governmental or regulatory agency or authority (including self-regulatory authorities), instrumentality, commission, board, or body (namely the Commission, the AMEX, the Federal Trade Commission and the U.S. Department of Justice) of competent jurisdiction (a "GOVERNMENTAL ENTITY") shall be seeking or have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the Merger;

        (c) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; PROVIDED that neither Parent nor the Purchaser may invoke this condition if the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement or the Offer; and

        (d) all consents of, filings and registrations with, and notifications to, all Governmental Entities required for consummation of the Merger (other than consents and filing, registration and notice requirements which if not obtained, made or complied with are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company, Parent or Vedior as applicable) shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been earlier terminated (other than waiting periods with which the failure to comply is not reasonably likely to have a material adverse effect on the Company, Parent or Vedior as applicable).

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of the Company:

        (a) by mutual consent of Parent and the Company;

        (b) by either Parent or the Company:

           (i) if the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to September 29, 2000; PROVIDED that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, either Parent's or the Purchaser's failure to purchase the Shares by such date; or

           (ii) if any Governmental Entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Shares pursuant to the Offer or the Merger and such order or other action shall have become final and nonappealable; or

        (c) by the Company:

           (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer as provided in the Merger Agreement, PROVIDED that the Company may not terminate the Merger Agreement under these circumstances if such failure to commence the Offer shall have been caused by (A) the Company's failure in any material respect to perform its obligations under the Merger Agreement or (B) facts or circumstances that constitute a breach of any of the Company's representations or warranties contained in the Merger Agreement; or

           (ii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is reasonably likely to prevent Parent and Purchaser's consummation of the Offer and such breach is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Parent from the Company; or

          (iii) if prior to the date that the Purchaser initially purchases Shares under the Offer (the "PURCHASE DATE"), the Board of Directors of the Company shall have finally determined to approve, endorse or recommend an Acquisition Proposal (as defined below) to the Company's shareholders after complying with the provisions described under "--Acquisition Proposals"; and concurrently with or prior to such termination, the Company (or its designee) has made payment of the Termination Fee (as defined under "--Fees and Expenses; Termination Fee" below); or

        (d) by Parent or Purchaser:

           (i) if prior to the Purchase Date, the Board of Directors of the Company or any committee thereto shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Purchaser its approval or recommendations of the Offer, the Merger Agreement or the Merger or shall have approved, endorsed or recommended or publicly proposed to approve, endorse or recommend an Acquisition Proposal (as defined under "--Acquisition Proposals"), or if the Board of Directors of the Company or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to the Company's shareholders that they tender their Shares in the Offer, which public reaffirmation must be made within 10 days after Parent's written request to do so and must also include the unconditional rejection of such Acquisition Proposal (to the extent not previously withdrawn); or

           (ii) if the Company shall have breached any of its representations or warranties contained in the Merger Agreement which breach would give rise to the failure of the conditions set forth in clauses (f) and (g) of
       Section 14 of this Offer to Purchase to be satisfied or if, prior to consummation of the Offer, the Company shall have failed to perform its covenants or other agreements contained in the Merger Agreement which failure to perform would give rise to the failure of the condition set forth in clause (h) of Section 14 of this Offer to Purchase to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to the Company from Parent or the Purchaser.

    ACQUISITION PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any investment banker, financial advisor, attorney, accountant, consultant or other representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage the making of any Acquisition Proposal (as defined below) by any person; PROVIDED that (a) the Company and its Board of Directors are permitted, to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (b) at any time prior to the Purchase Date, the Company and its Board of Directors may engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited written Acquisition Proposal if the Board of Directors of the Company determines in good faith,
(i) after consulting with its independent financial advisors, that such person is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal as well as the person making such Acquisition Proposal and that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal (as defined below) and, (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Board of Director's fiduciary duties under applicable law, subject to compliance with the confidentiality and notification obligations described below.

    "SUPERIOR PROPOSAL" means any Acquisition Proposal which is on terms which the Board of Directors of the Company in good faith concludes would, if consummated, result in a transaction that is more favorable to its shareholders than the transactions contemplated by the Merger Agreement and is reasonably capable of being completed.

    "ACQUISITION PROPOSAL" means any proposal or offer (whether or not in writing or delivered to the Company's shareholders) to acquire in any manner, directly or indirectly, all or a substantial portion of the assets of the Company or a greater than 20% equity interest in the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company, other than pursuant to the transactions contemplated by the Merger Agreement.

    The Merger Agreement further provides that, except as described below, neither the Company nor its Board of Directors may withdraw (or modify in a manner adverse to Parent or the Purchaser) or following the public announcement of an Acquisition Proposal fail at Parent's request to reaffirm the approval by such Board of Directors of the Merger Agreement, the Offer or the Merger or the favorable recommendation of such Board of Directors with respect thereto.

    Notwithstanding the foregoing, if at any time prior to the Purchase Date, the Company receives an Acquisition Proposal that was not solicited in violation of the Merger Agreement and the Board of Directors of the Company determines (after consultation with outside legal counsel) that the failure to take the following action would be inconsistent with its fiduciary duties under applicable laws, the Board may: (a) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger and disclose to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them or (b) approve or recommend such an Acquisition Proposal that is a Superior Proposal; PROVIDED that either such action may only be taken after the third business day following Parent's receipt of written notice advising Parent that the Board intends to take such action.

    In addition to the obligations of the Company described in the preceding paragraphs, the Merger Agreement provides that, prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company must execute a confidentiality agreement containing customary confidentiality and standstill provisions with such party and promptly (and in no event later than 24 hours after receipt thereof) notify Parent of the receipt of an Acquisition Proposal and in such notice indicate in reasonable detail the identity of the offeror and the material terms and conditions of any such proposal and shall keep Parent promptly advised of the status and material terms of any such proposal.

    FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses.

    In the event that (a) Parent or the Purchaser terminates the Merger Agreement as described above in paragraph (d)(i) under "--Termination of the Merger Agreement," or (b) the Company terminates the Merger Agreement as described above in paragraph (c)(iii) under "Termination of the Merger Agreement" or (c) either the Company or Parent and the Purchaser terminates the Merger Agreement as described above in paragraph (b)(i) under "Termination of the Merger Agreement" and in the case of a termination under such paragraph
(b)(i) at any time after April 16, 2000 and, prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the Company's shareholders generally and prior to the first anniversary of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to the Purchaser a termination fee equal to the sum of $5,700,000 plus out-of-pocket expenses incurred by Parent or the Purchaser, not to exceed $500,000 (collectively, the "TERMINATION FEE"). In the case of a payment as a result of any event referred to in subsection (a) above, the Termination Fee should be paid not later than one business day following such termination. In the case of a payment as a result of any event referred to in subsection (b) above, the Termination Fee should be paid prior to or concurrently with such termination. In the case of a payment as a result of any event referred to in subsection (c) above, the Termination Fee should be paid not later than one business day following the earlier of the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable.

    CONDUCT OF BUSINESS. The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement or the time the designees of Parent have been elected to and constitute a majority of the Board of Directors of the Company (the "APPOINTMENT DATE"), except (i) as consented to in writing by the Parent, (ii) as contemplated by the Merger Agreement, or (iii) as disclosed in the Company's disclosure memorandum to the Merger Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on its respective businesses in the ordinary course and consistent with past practice, use its reasonable efforts to preserve its relationships with principal customers, suppliers and other persons with which it has business dealings, comply in all material respects with all laws applicable to it or any of its assets or businesses and maintain in full force and effect all the material permits necessary for such businesses. Under the Merger Agreement, the Company and each of its subsidiaries may not take action which would (a) materially adversely affect the ability of any party to the Merger to obtain consents necessary for the transaction, (b) except as contemplated by the Merger Agreement cause any conditions of the Offer or the Merger not to be satisfied or (c) materially adversely affect the ability of any party to the Merger Agreement to perform its covenants and agreements. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to:

        (i) amend its articles of incorporation or bylaws (or similar organizational documents);

        (ii) incur any debt obligations in excess of $45 million in the aggregate or impose on any asset of the Company any new liens that materially impair the use or title to such Company asset; PROVIDED that for purposes of calculating debt obligations, all costs, fees and expenses attributable to the Merger Agreement and the transactions contemplated thereby (including severance costs, management contract payments and investment banking, legal and accounting costs, fees and expenses and the borrowing of funds to make such payments) are excluded;

       (iii) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution in respect of its capital stock;

        (iv) issue, sell, pledge, encumber or otherwise transfer any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of the Shares (other than the issuance of Shares upon the exercise of options to purchase capital stock of the Company or its subsidiaries outstanding and effective immediately before the Effective Time ("COMPANY OPTIONS") that were in existence on April 16, 2000 or that were disclosed in the Company's disclosure memorandum to the Merger Agreement);

        (v) adjust, split, combine or reclassify its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of its capital stock or any assets, individually or aggregate, having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration;

        (vi) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with (A) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement, or (B) investments in connection with cash management activities consistent with past practices;

       (vii) (A) grant any increase in compensation or benefits to the employees or officers of the Company or any of its subsidiaries, except as disclosed in the Company's disclosure memorandum to the Merger Agreement or as required by law; (B) accelerate the vesting of any Company Option (other than by its terms); (C) enter into or amend any severance agreements with any of its officers; or (D) grant any increase in fees or other increases in compensation or other benefits to any of its directors except as disclosed in the Company's disclosure memorandum to the Merger Agreement or as required by law;

      (viii) enter into or amend any employment contract with any person having a salary thereunder in excess of $100,000 per year (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

        (ix) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law or the terms of such plans;

        (x) make any material tax election or significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles, file any amended tax returns that may have a material adverse effect on its tax position or settle or compromise any material federal, state, local or foreign tax liability or refund;

        (xi) settle or compromise any pending suit, action, audit or claim against it by any Governmental Entity, or which is material to it and its subsidiaries, taken as a whole, or which relates to the transactions contemplated by the Merger Agreement unless such action has been disclosed in the Company's disclosure memorandum to the Merger Agreement or as required by law;

       (xii) adopt a plan of complete or partial liquidation or dissolution (other than the Merger);

      (xiii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (1) in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in its most recent consolidated financial statements included in its filings with the Commission prior to the date of the Merger Agreement or (2) of liabilities incurred in the ordinary course of business and consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party;

       (xiv) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any assets, except sales of excess or obsolete assets in the ordinary course of business and consistent with past practice;

       (xv) enter into any "non-compete" or similar agreements;

       (xvi) except in the ordinary course of business and consistent with past practice, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims thereunder; or

      (xvii) take, or propose to take, or agree to take in writing or otherwise, any of the foregoing or any action that would result in any of the conditions to consummation of the Offer set forth in the Merger Agreement not being satisfied.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly after (i) the Purchaser purchases and pays for that number of Shares which together with any Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent, the Purchaser and their respective affiliates, represents at least a majority of the Fully Diluted Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors (the "DESIGNEES"), rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment by the Purchaser bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent (subject to applicable law, including applicable fiduciary duties), use reasonable efforts either to increase the size of the Board of Directors of the Company or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Designees to be so elected to such Board of Directors, and shall take all actions reasonably available to the Company to cause the Designees to be so elected. At such time, the Company shall, if requested by Parent (subject to applicable law, including applicable fiduciary duties), also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on Board of Directors of the Company, of each committee of such Board of Directors, each board of directors of each subsidiary of the Company and each committee (or similar body) of any such subsidiary's board of directors. In the event that the Designees are elected to Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date hereof and who would constitute "continuing directors" under the GBCC (the "INDEPENDENT DIRECTORS"). In the event that the Designees are elected to the Board of Directors of the Company, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, in addition to any other applicable requirements, the affirmative vote of a majority of the Independent Directors shall be required to amend or terminate the Merger Agreement by the Company, exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, take any other action by Board of Directors of the Company under or in connection with the Merger Agreement, borrow money, amend the Credit Agreement, pledge or otherwise encumber any of the assets of the Company or its subsidiaries or effect a dividend or distribution of assets of the Company or its subsidiaries.

    STOCK OPTIONS. The Merger Agreement provides that (i) prior to the Purchase Date (or in the case of the Company Options granted after such time, the Effective Time), Parent and the Purchaser shall offer to each holder of a vested Company Option that has an exercise price that is less than the Offer Price ("VESTED IN THE MONEY OPTION"), the right to receive in exchange for each such option an amount in cash, payable in a lump sum promptly following the initial purchase of Shares under the Offer, equal to the excess of (A) the Offer Price multiplied by the number of Shares subject to such Vested in the Money Option over (B) the exercise price of such Vested in the Money Option multiplied by the number of Shares subject to such Vested in the Money Option, and (ii) prior to the Purchase Date, Parent and the Purchaser shall offer to each holder of a vested Company Option that has an exercise price that is equal to or exceeds the Offer Price and to each holder of an unvested Company Option, irrespective of the exercise price thereof, the right to receive in exchange for each such option an amount equal to one dollar multiplied by the number of Shares subject to such option (the "OPTION PAYMENT"). Fifty percent of the Option Payment shall be paid to the former holder of such option promptly following the initial purchase of Shares under the Offer (or in the case of Company Options granted after such time, the Effective Time), except that if the option holder is not and has not been an employee of the Company or its subsidiaries, then one hundred percent of the Option Payment amount shall be made promptly following the initial purchase of Shares under the Offer (or in the case of Company Options granted after such time, the Effective Time). The balance of the Option Payment shall be paid to the former holder of such option on the second anniversary of the initial consummation of the Offer (the "SECOND INSTALLMENT DATE"); PROVIDED that the former holder is then employed by the Company or its subsidiaries or an affiliate of Vedior. If the former holder's employment is terminated prior to the Second Installment Date, his or her right to receive the second installment of the Option Payment shall be forfeited as of the date of such termination of employment.

    BENEFITS MATTERS. The Merger Agreement provides that for the first year following the Effective Time, each employee of the Company or its subsidiaries shall be eligible for benefits that in the aggregate are no less favorable than the employee benefits available to such employee under existing plans of the Company or its subsidiaries. For purposes of such benefit plans, programs, policies and arrangements, Parent agreed to treat the prior service of such employees with the Company and its ERISA Affiliates, including all periods of service recognized under the Acsys, Inc. 401(k) Savings Plan (the "COMPANY 401(k) PLAN"), as service rendered to Parent or its ERISA Affiliate (as defined in the Merger Agreement) for eligibility and vesting purposes and, solely with regard to vacation and sick leave programs, for benefit accrual purposes thereunder. In the event of any termination of the Company 401(k) Plan during the first year following the Effective Time, Parent or its ERISA Affiliate shall maintain a tax-qualified retirement plan that, at the request of an employee of the Company and its subsidiaries, accepts a rollover of such employee's account from the Company 401(k) Plan.

    The Merger Agreement provides that no employee of the Company or its subsidiaries (or eligible dependent thereof) who is eligible for and elects to be covered under any medical or disability insurance plan of Parent or its ERISA Affiliate, shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the applicable medical or disability insurance plan of the Company or its subsidiaries. To the extent that an employee of the Company or its subsidiaries has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under a medical insurance plan of the Company or its ERISA Affiliates for a plan year, such individual shall be credited therefor under the corresponding provisions of the corresponding plan of Parent or its ERISA Affiliate in which such individual participates after the Effective Time.

    The Merger Agreement provides that Parent shall honor, and shall cause the surviving corporation in the Merger and its subsidiaries to honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company and its subsidiaries and any current or former director, officer, or employee thereof that are disclosed in the Company's disclosure memorandum to the Merger Agreement, and all provisions for vested amounts earned or accrued through the Effective Time under the Company's employee benefit plans.

    RIGHTS AGREEMENT AND RIGHTS. The Company has taken or will take all necessary action, including amending its Shareholder Rights Protection Agreement, dated as of June 20, 1999 between the Company and SunTrust Bank Atlanta, as Rights Agent (the "RIGHTS AGREEMENT") with respect to all of its outstanding series A junior participating preferred stock purchase rights (the "RIGHTS"), (a) to render the Rights Agreement inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including the execution of the Support Agreements), (b) to ensure that in connection with the Merger, the Offer and such other transactions that (i) Parent and the Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) no "Stock Acquisition Date" or "Flip-in Date" (as such terms are defined in the Rights Agreement) occurs by reason of the execution and delivery of the Merger Agreement or the consummation of the Offer, the Merger or such other transactions and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer, the Merger or such other transactions and the holders of Shares and the associated Rights will have no rights under the Rights or the Rights Agreement in connection with the Offer, the Merger or such other transactions.

    INDEMNIFICATION AND INSURANCE. The articles of incorporation and bylaws of the surviving corporation in the Merger are required to contain indemnification provisions that are substantially similar to the indemnification provisions in the Company's articles of incorporation and bylaws as of April 16, 2000. These provisions may not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that adversely affects the rights of the Company's directors, officers, employees or agents unless such modification is required after the Effective Time by law.

    Parent has agreed to cause the surviving corporation in the Merger to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and its subsidiaries (each, an "INDEMNIFIED PARTY") against all liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of the Company or, at the Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement) to the fullest extent permitted under Georgia law and by the articles of incorporation and the bylaws of the Company as in effect on April 16, 2000, and any applicable indemnification contracts, including provisions relating to advances of expenses incurred in the defense of any litigation and whether or not the Parent or its subsidiaries are insured against any such matter. Without limiting the foregoing, in any case in which approval by the surviving corporation in the Merger is required to effectuate any indemnification, the surviving corporation in the Merger shall direct, at the election of an Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and such Indemnified Party.

    Pursuant to the terms of the Merger Agreement, the Company is required to purchase (i) a new insurance policy or (ii) an endorsement under the Company's existing directors, officers and corporate liability policy in a form acceptable to the Company, which shall provide Indemnified Parties with coverage for seven years after the Effective Time of not less than the existing coverage under, and have other terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy maintained by the Company in effect on the date of the Merger Agreement; PROVIDED that (i) in no event shall Parent or the surviving corporation in the Merger be required to pay aggregate premiums for insurance described in this paragraph in excess of 175% of the amount of the aggregate premiums paid by the Company for 1999 for such purpose, but in such case Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 175% amount, and
(ii) the provisions of this paragraph shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage as described in this paragraph for an aggregate period of seven years with respect to claims arising from facts or events that occurred on or before the Effective Time, but with the aggregate premium for such policies not exceeding $400,000. The Company shall give Parent the opportunity to negotiate with insurers over the amount of such premium, and the Company shall purchase such policies for the Indemnified Parties unless Parent consents otherwise.

    In the event of any such litigation (whether arising before or after the Effective Time), (i) Parent or the surviving corporation in the Merger shall have the right to assume the defense thereof and neither Parent nor the surviving corporation in the Merger shall be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent or the surviving corporation in the Merger elects not to assume such defense, or counsel for such Indemnified Party advises that there are substantive issues which raise conflicts of interest between Parent or the surviving corporation in the Merger and such Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Parent or the surviving corporation in the Merger shall pay all reasonable fees and expenses of such counsel for such Indemnified Party promptly as statements therefor are received (PROVIDED that Parent and the surviving corporation in the Merger shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless such Indemnified Parties shall have been advised in writing by counsel that there exist conflicts of interest among such Indemnified Parties that preclude one firm of counsel from representing the interests of all such Indemnified Parties), (ii) Parent, the surviving corporation in the Merger and such Indemnified Party will cooperate in the defense of any such litigation, and
(iii) neither Parent nor the surviving corporation in the Merger shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Neither Parent nor the surviving corporation in the Merger have any obligation to any Indemnified Party when and if a court of competent jurisdiction determines, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party is prohibited by applicable law.

    If Parent or the surviving corporation in the Merger or any successors or assigns consolidate with or merge into any other person and are not the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the surviving corporation in the Merger shall assume the obligations set forth in this section "--Indemnification and Insurance."

    REASONABLE EFFORTS. The Merger Agreement provides that each of the parties agrees to use, and cause its subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that are necessary, proper or advisable under applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Support Agreements (as described below), including using reasonable efforts to (i) lift or rescind any order adversely affecting their ability to consummate the Merger Agreement and the transactions contemplated thereby, (ii) cause to be satisfied the conditions to the Offer and the Merger, (iii) obtain all necessary consents, approvals, authorizations, clearances, exemptions and waivers from Governmental Entities. In connection with and without limiting the foregoing, the Company and its subsidiaries agree to promptly take all necessary steps to exempt the transactions contemplated by the Merger Agreement or the Support Agreements from, or if necessary to challenge the applicability of, any applicable state takeover statute or similar statute.

    NOTIFICATION. Each party to the Merger Agreement has agreed to give written notice promptly to the others upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have a material adverse effect or to prevent or materially delay the obligation of Parent and the Purchaser to consummate the Offer and the Merger, (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement or (iii) causes any condition to consummation of the Offer set forth in the Merger Agreement to be unsatisfied in any material respect at any time from April 16, 2000 to the date the Purchaser purchases Shares pursuant to the Offer. No such notice limits or otherwise affects the remedies available to Parent or the Company under the Merger Agreement. In addition, each party to the Merger Agreement has agreed to give prompt notice to the others of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated thereunder.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; Commission filings; financial statements; absence of certain changes; contracts; absence of undisclosed liabilities; government authorizations; legal proceedings; compliance with laws; employment agreements; labor relations; employee benefit plans; environmental matters; taxes; intellectual property; accuracy of certain disclosures; the opinion of the Company's financial advisor; state takeover laws; amendments to the Rights Agreement; and the Company's total debt.

    Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "material adverse effect". For purposes of the Merger

Agreement and the Offer, the term "MATERIAL ADVERSE EFFECT", as applied to the Company, means an event, change or occurrence which (i) has a material adverse impact on (A) the condition (financial or otherwise), business, or results of operations of the Company and its subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Merger or the other transactions contemplated by the Merger Agreement or (ii) is reasonably likely to prevent the consummation of the Offer and the Merger or delay the consummation of the Offer beyond September 29, 2000. Such term does not include the impact of (i) actions and omissions of the Company or any of its subsidiaries taken with the prior informed written consent of Parent in contemplation of the transactions contemplated under the Merger Agreement, (ii) the effects of compliance with the Merger Agreement on the operating performance of the Company, including expenses incurred by the Company in connection with consummation of the transactions contemplated by the Merger Agreement, (iii) changes, events or occurrences in the United States securities markets which are not specific to the Company, (iv) changes, events or occurrences in the world economy which are not specific to the Company,
(v) changes, events or occurrences relating to the executive search, temporary staffing and IT consulting industries in general, and not specifically to the Company, (vi) any adverse change in the price of the Company common stock, as quoted on the AMEX and (vii) failure to obtain consents with respect to payment for the Company Options, or claims with respect thereto.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement may be amended by a subsequent writing signed by each of the parties at any time, whether before or after shareholder approval of the Merger Agreement has been obtained; PROVIDED that after shareholder approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's shareholders unless such an amendment is approved by the Company's shareholders. Following the election or appointment of the Purchaser's designees to the Company's Board of Directors as described above and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company or (ii) exercise or waive any of the Company's rights, benefits or remedies under or in connection with the Merger Agreement.

    At any time prior to the Effective Time, the parties may waive any default in the performance of any term of the Merger Agreement, waive or extend the time for the compliance or fulfillment of any and all of the obligations of the parties under the Merger Agreement, and to waive any or all of the conditions precedent to the obligations of the parties, under the Merger Agreement (including the conditions to consummation of the Offer set forth in the Merger Agreement), except any condition which, if not satisfied, would result in the violation of any law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of the Merger Agreement. No waiver of any condition or of the breach of any term contained in the Merger Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of the Merger Agreement.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    THE SUPPORT AGREEMENTS. Pursuant to the Support Agreements, the Principal Shareholders have agreed:

        (a) On or prior to the expiration date of the Offer, each of the Principal Shareholders will tender, or cause to be tendered, to the Purchaser in the Offer, all of the 1,656,164 Shares held by Cooper and all of the 795,521 Shares held by Sauer, including Shares acquired through the exercise of Company Options, immediately prior to the expiration of the Offer. If a Principal Shareholder withdraws any tender of such Shares in the Offer, such Principal Shareholder shall immediately, but in no event later than the expiration date of the Offer, re-tender such Shares to the Purchaser in the Offer.

        (b) Each of the Principal Shareholders shall not sell, transfer or encumber its Shares (except in the Offer).

        (c) In the event that a Principal Shareholder does not tender its Shares pursuant to its Support Agreement and the Purchaser completes the Offer, at any meeting of shareholders of the Company, such Principal Shareholder has agreed to vote all of its Shares, and any other common shares of the Company which such Principal Shareholder may own, or have the power to vote, in favor of the Merger. Each Principal Shareholder revokes any and all previous proxies with respect to any of its Shares and grants to the Purchaser and such individual or entities as the Purchaser may designate an irrevocable proxy to vote all of the Shares owned by such Principal Shareholder in favor of the Merger. In addition, each Principal Shareholder has agreed to execute such additional documents as the Purchaser, or Vedior, may reasonably request to effectuate the Purchaser's voting rights described in this paragraph.

        (d) The Support Agreements may be terminated at any time (i) by mutual written consent of the parties, or (ii) by any party if the Merger Agreement has been terminated in accordance with its terms. Such right of termination is not available to any party whose breach of any obligation thereunder has been the cause of or resulted in the failure of the Offer or the transactions contemplated by the Merger Agreement or the Support Agreements to be consummated. No such termination shall relieve any party from liability for any breach of the Support Agreements.

    The foregoing summary of the Support Agreements are qualified in its entirety by reference to the Support Agreements, copies of which are filed as Exhibit (d)(10) and Exhibit (d)(11) to the Schedule TO. The Support Agreements should be read in their entirety for a more complete description of the matters summarized above.

    AMENDMENTS TO THE EMPLOYMENT AGREEMENTS. In connection with the execution of the Merger Agreement, Mr. David C. Cooper, Chairman of the Board and Chief Executive Officer of the Company, Mr. Brady W. Mullinax, Jr., Executive Vice President--Finance and Administration, Secretary and a director of the Company, Mr. Harry J. Sauer, Executive Vice President--Professional Services and a director of the Company, and Ms. Patricia Kennedy, Executive Vice President-- Information Technology of the Company, have each entered into amendments to their respective existing employment agreements with the Company, the terms of which will take effect at the time of the initial purchase of Shares under the Offer. The principal provisions of the amendments to the employment agreements are described below.

    Mr. Cooper entered into an employment agreement with the Company on May 16, 1997 which was to expire on May 16, 2000 (which expiration date the Company anticipates extending until the date of the initial purchase of Shares under the Offer). Under the terms of that agreement, Mr. Cooper's compensation was a base salary of $200,000 at January 1, 2000 plus a bonus to be determined based on the Company's performance. Also, Mr. Cooper was eligible to receive three times his base salary plus bonus upon severance after a change in control of the Company. The amendment provides for a continuation of the employment agreement until (and including the date of) the two-year anniversary of the initial purchase of Shares under the Offer. The amendment also provides for a base salary of $300,000 with a bonus based on the Company's performance. In addition, in lieu of the severance benefit upon a change in control of the Company, Mr. Cooper will receive $300,000 upon the initial purchase of Shares under the Offer and a second payment of $300,000 if either he (i) is employed by the Company on the two-year anniversary of such date, (ii) resigns for good reason after such date but prior to the two-year anniversary of such date, or (iii) is terminated without cause after such date but prior to the two-year anniversary of such date. The amendment to Mr. Cooper's employment agreement also requires Mr. Cooper to continue to comply with certain non-solicitation, non-competition and confidentiality covenants in the event that he is terminated from employment with the Company for any reason.

    Mr. Mullinax entered into an employment agreement with the Company on August 21, 1998 which was to expire on December 31, 2000. Under the terms of that agreement, Mr. Mullinax's compensation was a base salary of $240,000 at January 1, 2000 plus a bonus to be determined at the discretion of the Chief Executive Officer of the Company, PROVIDED that such bonus would be at least 20% of his base salary then in effect. Also, Mr. Mullinax was eligible to receive three times his base salary plus a bonus upon severance after a change in control of the Company. The amendment provides for a continuation of the employment agreement until (and including the date of) the two-year anniversary of the initial purchase of Shares under the Offer. The amendment also provides for a base salary of $240,000 with a bonus to be determined at the discretion of the Chief Executive Officer of the Company, PROVIDED that such bonus would be at least 20% of his base salary then in effect. In addition, in lieu of the severance benefit upon a change in control of the Company, Mr. Mullinax will receive $535,000 upon the initial purchase of Shares under the Offer and a second payment of $535,000 if either he (i) is employed by the Company on the two-year anniversary of such date, (ii) resigns for good reason after such date but prior to the two-year anniversary of such date, or (iii) is terminated without cause after such date but prior to the two-year anniversary of such date. The amendment to Mr. Mullinax's employment agreement also eliminates the requirement that the Company pay Mr. Mullinax $200,000 as compensation for his complying with certain non-competition, non-solicitation and confidentiality covenants for two years following his employment with the Company.

    Mr. Sauer entered into an employment agreement with the Company and Acsys Resources Inc. on September 3, 1997 which was to expire on September 3, 2000. Under the terms of that agreement, Mr. Sauer's compensation was a base salary of $225,000 at January 1, 2000 plus a bonus to be determined by the Board of Directors of the Company, based on the Company's performance. Also, Mr. Sauer was eligible to receive three times his base salary plus bonus upon severance after a change in control of the Company. The amendment provides for a continuation of the employment agreement until (and including the date of) the two-year anniversary of the initial purchase of Shares under the Offer. The amendment also provides for a base salary of $225,000 with a bonus to be determined based on the Company's performance, PROVIDED that such bonus would be at least $75,000. In addition, in lieu of the severance benefit upon a change in control of the Company, Mr. Sauer will receive $487,500 upon the initial purchase of Shares under the Offer and a second payment of $487,500 if either he
(i) is employed by the Company on the two-year anniversary of such date, (ii) resigns for good reason after such date but prior to the two-year anniversary of such date, or (iii) is terminated without cause after such date but prior to the two-year anniversary of such date. The amendment to Mr. Sauer's employment agreement also requires Mr. Sauer to comply with certain non-solicitation, non-competition and confidentiality covenants in the event that he is terminated from employment with the Company for any reason.

    Ms. Kennedy entered into an employment agreement with the Company on February 7, 2000 which was to expire on February 7, 2003. Under the terms of that agreement, Ms. Kennedy's compensation was a base salary of $250,000 plus a bonus to be determined by the Chief Executive Officer of the Company, based on the performance of Ms. Kennedy and the Company, PROVIDED that such bonus would be at least $50,000. Also, Ms. Kennedy was eligible to receive three times her base salary plus a bonus upon severance after a change in control of the Company. The amendment does not impact the duration of Ms. Kennedy's employment agreement or her compensation thereunder. The amendment provides, in lieu of the severance benefit upon a change in control of the Company, Ms. Kennedy will receive $532,013 upon the initial purchase of Shares under the Offer and a second payment of $532,013 if either she (i) is employed by the Company on the two-year anniversary of such date, (ii) resigns for good reason after, but prior to the two-year anniversary of, such date, or (iii) is terminated without cause after such date but prior to the two-year anniversary of such date. The amendment also requires the Company to pay Ms. Kennedy 50% of the value of her unvested Company Options at the Effective Time of the Merger and 50% of the value of her unvested Company Options on the second anniversary of the Effective Time of the Merger. The amendment to Ms. Kennedy's employment agreement also requires Ms. Kennedy to continue to comply with certain non-competition restrictions in the event that she is terminated from employment with the Company for cause resulting from her failure to meet certain performance expectations.

    THE CONFIDENTIALITY AGREEMENT. Pursuant to the Confidentiality Agreement, the Company, Select Appointments (Holdings) PLC and Vedior agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains provisions prohibiting Vedior or its affiliates from acquiring Shares without the consent of the Company's Board of Directors. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

    The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(12) to the Schedule TO. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized above.

    PLANS FOR THE COMPANY. If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Parent will designate its representatives to be a majority of the Company's Board of Directors. Parent presently intends to designate five board members from among the individuals described in Schedule I to this Offer to Purchase under the captions "Directors and Executive Officers of Vedior" and "Other Potential Proposed Designees."

    Parent intends to provide financing to the Company and its subsidiaries as described in Section 10--"Source and Amount of Funds; Vedior/ING Financing Arrangements."

    Following completion of the Offer and the Merger, Parent intends, in conjunction with the Company's management, to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy. Vedior is expected to have a supervisory role with respect to the management of the Company following completion of the Offer and the Merger.

    DISSENTERS' RIGHTS

    The holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Article 13 of the GBCC to dissent and obtain payment of the fair value of their Shares. Under
Article 13 of the GBCC, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of corporate action) and to receive payment of such fair value in cash, together with interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Article 13 of the GBCC does not purport to be complete and is qualified in its entirety by reference to Article 13 of the GBCC. FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE 13 OF THE GBCC FOR EXERCISING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING-PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Because the shareholders of the Company will receive the same per Share price as paid in the Offer, the Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that from April 16, 2000 to the Effective Time, without the prior approval of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock except for cash dividends by a direct or indirect wholly owned subsidiary of the Company organized under the laws of any jurisdiction to its parent.

14. CERTAIN CONDITIONS OF THE OFFER

    The Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (subject to the provisions relating to modification or termination of the Offer described in
Section 1--"Terms of the Offer") as to any Shares not then paid for if
(i) there shall not have been validly tendered and not withdrawn, prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent, the Purchaser, Vedior and their respective Affiliates, would represent at least a majority of the Fully Diluted Shares (the "MINIMUM TENDER CONDITION"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated or (iii) at any time on or after April 16, 2000 and prior to the initial time of acceptance for payment of Shares or the payment therefor, any of the following conditions exists:

        (a) there shall have been any action taken by any Governmental Entity, or any statute, rule, regulation or order, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by any Governmental Entity to Parent, the Purchaser, Vedior, the Company, any of their respective subsidiaries or affiliates, the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger), that would or is reasonably likely, directly or indirectly, to (i) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict in a manner adverse to Parent or Vedior or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a material delay in or restrict the ability of the Purchaser or render the Purchaser unable to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (iii) impose material limitations on the ability of Parent, the Purchaser, Vedior or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares, including without limitation the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company, (iv) require the divestiture by Parent, the Purchaser, Vedior or any of their respective subsidiaries of any Shares, or require the Purchaser, Parent, Vedior, the Company or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets or Shares or on the ability of Parent, the Purchaser, Vedior or their respective subsidiaries or affiliates to conduct the business of the Company and its subsidiaries and own assets or the Company and its subsidiaries or affiliates, in each case taken as a whole or (v) impose any material limitations on the ability of Parent, the Purchaser, Vedior or any of their respective subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, the Purchaser, Vedior or any of their respective subsidiaries or affiliates;

        (b) there shall have been instituted or pending any Litigation (as defined in the Merger Agreement) challenging the making of the Offer or the consummation of the Merger, or seeking, directly or indirectly, any of the consequences referred to in clause (a)(i)-(v) above, that in the reasonable judgment of Parent, has a reasonable probability of success;

        (c) there shall have been threatened any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by the Purchaser of the Shares pursuant to the Offer or the consummation of the Merger or seeking, directly or indirectly, any of the consequences referred to in clauses (a)(i)-(v) above that, in the reasonable judgment of Parent, has a reasonable probability of success;

        (d) the Merger Agreement shall have been terminated in accordance with its terms; or

        (e) since April 16, 2000 there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, has had or would reasonably be expected to have a material adverse effect of the Company, which has not been cured prior to the expiration of the Offer;

        (f) certain of the representations and warranties of the Company contained in the Merger Agreement shall not be true and accurate in all respects as of the date made and as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), (without giving effect to any limitation as to "materiality" or the absence of a material adverse effect set forth therein), except for such failure to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect of the Company and the truth or inaccuracy shall not have been cured prior to the expiration of the Offer;

        (g) all other representations and warranties of the Company contained in the Merger Agreement shall not be true and accurate in all material respects as of the date made and as of the date of the consummation of the Offer as though made on or as of such date and the untruth or inaccuracy shall not have been cured prior to the expiration of the Offer;

        (h) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement and the breach or failure shall not have been cured prior to the expiration of the Offer; or

        (i) the Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer or the Merger, (ii) recommended, endorsed or approved an Acquisition Proposal or (iii) adopted any resolution to effect any of the foregoing.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may (except for the Minimum Tender Condition, which cannot be waived without the consent of the Company, Parent and the Purchaser) be waived by Parent or the Purchaser in whole or in part, at any time and from time to time, in the sole discretion of Parent or the Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this section, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "--State Takeover Laws." While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Pursuant to the Company's bylaws, the Company is subject to the fair price requirements of the GBCC. Section 14-2-1112 of the GBCC, in general, prohibits a Georgia corporation such as the Company from engaging in a "BUSINESS COMBINATION" (defined generally as a merger with an "INTERESTED SHAREHOLDER" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock)) unless, among other things, the business combination is approved by (i) all the "continuing directors" (defined generally as a member of the board of directors of the corporation who is not affiliated or associated with the interested shareholder or any of its affiliates and was a director of the corporation prior to the date on which the shareholder first became an interested shareholder), provided that the continuing directors constitute at least three members of the board of directors of the corporation at the time of such approval or (ii) at least two-thirds of the continuing directors and a majority of Shares, other than Shares beneficially owned by the interested shareholder, who is or whose affiliate is, a party to the business combination. The Company's Board of Directors has unanimously approved the Merger Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Support Agreements prior to the time at which any party to such transactions became an interested shareholder, thereby satisfying the unanimous approval requirements for "continuing directors" under Section 14-2-1111 of the GBCC and thus avoiding the necessity of compliance with the fair pricing and procedural requirements contained in Section 14-2-1112 of the GBCC.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST

    UNITED STATES ANTITRUST LAW. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Vedior and ING Groep of a Notification and Report Form with respect to the Offer, unless Vedior, ING Groep or the Company receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Vedior and ING Groep are in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Vedior, ING Groep or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Vedior and ING Groep with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Vedior and ING Groep. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company. At any time before or after the acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Vedior or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    EUROPEAN ANTITRUST LAWS. Vedior conducts substantial operations in the European Economic Area. Counsel Regulation (EEC) 4064/89, as amended, and
Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. However, Parent and the Company have determined that the Offer and the Merger do not have a "Community dimension," and thus do not intend to file notification in the prescribed form with the European Commission.

16. FEES AND EXPENSES

    Robert W. Baird & Co. Incorporated is acting as Dealer Manager for the Offer and is providing certain financial advisory services to Vedior, Parent and the Purchaser in connection with the Offer, for which services Robert W. Baird & Co. Incorporated will receive customary compensation. Parent also has agreed to reimburse Robert W. Baird & Co. Incorporated for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Robert W. Baird & Co. Incorporated and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Robert W. Baird & Co. Incorporated and its affiliates may actively trade or hold the securities of Vedior, ING Groep or the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and Wilmington Trust Company to serve as the Paying Agent in connection with the Offer. The Information Agent and the Paying Agent each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                                         PLATFORM PURCHASER INC.

April 27, 2000

                                                                      SCHEDULE I

              DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, VEDIOR,
           THE PURCHASER, ING GROEP, THE ADMINISTRATOR, THE TRUST AND
                       OTHER POTENTIAL PROPOSED DESIGNEES

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director or executive officer is Bijlmerplein 888, 1102 MG Amsterdam Zuid Oost, HG 04.06, P.O. Box 1800, 1000 BV Amsterdam, the Netherlands.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
   NAME, AGE AND POSITION WITH PARENT        MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
Entero B.V.                                Not applicable.
Managing Director

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Platform Purchaser Inc., in care of Select Appointments North America Inc., 60 Harvard Mill Square, Wakefield, MA 01880.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
  NAME, AGE AND POSITION WITH PURCHASER      MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
Charles Kenneth Zachary Miles, 50          Chief Financial Officer of Vedior N.V.
Director, President, Treasurer and         since December 1999. Group Finance Director
Secretary                                  of Select Appointments (Holdings) PLC from
British                                    1988 to date.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF VEDIOR. The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Vedior are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Jachthavenweg 112, 1076 DC Amsterdam, the Netherlands.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
   NAME, AGE AND POSITION WITH VEDIOR        MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
Gerardus Hendrik Smit, 52                  Chairman of Management Board since 1997.
Chairman of Management Board               Director of Vendex KBB N.V. from 1990 to
Dutch                                      1997.

Anthony Victor Martin, 61                  Vice Chairman of Management Board since
Vice Chairman of Management Board          December 1999. Chairman of Select
British                                    Appointments (Holdings) PLC since 1992

Obe Kuipers, 51                            Member of Management Board since 1997.
Member of Management Board                 Chairman of the Board of Abilis from 1991
Dutch                                      to 1997.

Charles Kenneth Zachary Miles, 50          Chief Financial Officer since December
Chief Financial Officer                    1999. Group Finance Director of Select
British                                    Appointments (Holdings) PLC from 1988 to
                                           date.

Arnold Joannes Marie van der Ven, 41       Member of Management Board since 1997.
Member of Management Board                 Chief Financial Officer of Axxicon Group
Dutch                                      N.V. from 1991 to 1997.

Adrianus Gerardus Jacobs, 63               Chairman of Management Board of ING Groep
Member of Supervisory Board                from 1992 to mid-1998.
Dutch

Wilhelmus Cornelis Johann Angenent, 59     Chairman of Management Board of Laurus N.V.
Member of Supervisory Board                since 1998. Chief Financial Officer of
Dutch                                      Vendex KBB N.V. from 1992 to October 1998

Irene Petronella Asscher-Vonk, 55          Professor at Law, Catholic University of
Member of Supervisory Board                Nijmegen since 1994. Mr. Asscher-Vonk's
Dutch                                      address is Thomas van Aquinostraat 6,
                                           Nijmegen.

Remmert Laan, 57                           Partner, Lazard Freres et Cie. since 1979.
Member of Supervisory Board                Mr. Laan's business address is 121
French                                     Boulevard Hausmann, Paris, France.

Adrianus Johannes Scheepbouwer, 55         Chairman of Management Board of TNT Post
Member of Supervisory Board                Group N.V. since 1998. Member of the Board
Dutch                                      of Koninklyke PTT Nederland N.V. from 1992
                                           to 1998. Mr. Scheepbouwer's business
                                           address is Neptunusstraat 41-63, Hoofddorp.

    4. DIRECTORS AND EXECUTIVE OFFICERS OF ING GROEP. The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of ING Groep are set forth below. The business address of each such director and executive officer is Strawinskylaan 2631, 1077 ZZ Amsterdam, the Netherlands.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
  NAME, AGE AND POSITION WITH ING GROEP      MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
G.J.A. van der Lugt, 60                    Chairman of Executive Board since 1998, and
Chairman of Executive Board                Vice-Chairman of the Executive Board from
Dutch                                      1992 to 1998.

E. Kist, 56                                Vice-Chairman of Executive Board since
Vice-Chairman of Executive Board           April 1, 1999, and member of Executive
Dutch                                      Board since 1993.

J.H.M. Lindenbergh, 67                     Member of Executive Board since 1995. Vice-
Member of Executive Board                  Chairman of the Executive Committee of ING
Dutch                                      Nederland since 1988.

C. Maas, 53                                Chief Financial Officer of the Executive
Chief Financial Officer of Executive       Board since 1996, and member of the
Board                                      Executive Board since 1992.
Dutch

A.H.G. Rinnooy Kan, 51                     Member of Executive Board since
Member of Executive Board                  September 1996. President of the VNO-NCW
Dutch                                      Federation from 1995 to 1996.

M. Tilmant, 48                             Member of Executive Board since 1998.
Member of Executive Board                  Chairman of Executive Board of Bank
Belgian                                    Brussels Lambert from 1997 to 1998.
                                           Employed by Bank Brussels since 1992, where
                                           he was appointed Chairman of its Executive
                                           Board in 1997.

F. S. Hubbell, 49                          Chairman of Executive Committee of ING
Member of Executive Board as of            Financial Services International since
May 2, 2000                                October 1, 1999. President and CEO of ING
American                                   Retail Financial Services in the U.S. from
                                           1998 until the spring of 1999. Previously
                                           Chief Executive Officer of Equitable of
                                           Iowa.

D. Robins, 51                              Chairman of ING Baring since January 1,
Member of Executive Board as of            2000, and Chief Executive Officer of ING
May 2, 2000                                Baring since October 1, 1998. CEO Europe of
British                                    UBS Group from 1997 to 1998.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
  NAME, AGE AND POSITION WITH ING GROEP      MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
C.A.J. Herkstroter, 63                     Chairman of Supervisory Board since May 7,
Chairman of Supervisory Board              1999 and member since May 8, 1998.
Dutch                                      President of N.V. Koninklijke Nederlandsche
                                           Petroleum Maatschappij and Chairman of the
                                           Committee of Managing Directors of the
                                           Royal Dutch/Shell Group from 1993 to 1998.

G. Verhagen, 71                            Vice-Chairman of Supervisory Board since
Vice-Chairman of Supervisory Board         1996 and member since 1994.
Dutch

M. Ververs, 67                             Vice-Chairman of Supervisory Board since
Vice-Chairman of Supervisory Board         May 1996 and member since 1994.
Dutch

L.A.A. van der Berghe, 49                  Member of the Supervisory Board since 1994.
Member of Supervisory Board                Partner in the De Vlerick Louvain Ghent
Belgian                                    Management School and Professor of
                                           Financial Conglomerates at Erasmus
                                           University, Rotterdam.

J.W. Berghuis, 66                          Member of Supervisory Board since 1987.
Member of Supervisory Board                Vice-Chairman of the Executive Board of
Dutch                                      Koninklijke Pakhoed N.V. from 1991 to 1996.

P.F. van der Heijden, 51                   Member of the Supervisory Board since 1995.
Member of the Supervisory Board            Director and Professor of the Hugo
Dutch                                      Sinzheimer Institute for Labour and Law at
                                           the University of Amsterdam.

Adrianus Gerardus Jacobs, 63               Member of Supervisory Board since 1998.
Member of Supervisory Board                Chairman of Executive Board from 1992 to
Dutch                                      1998.

J. Kamminga, 53                            Queen's Commissioner for the Province of
Member of Supervisory Board                Gelderland since 1997. Chairman of SME-
Dutch                                      Nederland until 1996.

P.J.A. baron de Meester, 65                Member of the Supervisory Board since 1998.
Member of Supervisory Board                Chairman of the Executive Board of Besix
Belgian                                    N.V. Chairman of Belgische Beton
                                           Maatschappij. Professor by Special
                                           Appointment to the St. Ignatius University
                                           Faculties, Antwerp and the Catholic
                                           University of Leuven.

O.H.A. van Royen, 70                       Member of Supervisory Board since 1994.
Member of Supervisory Board
Dutch

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
  NAME, AGE AND POSITION WITH ING GROEP      MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
J. Stekelenburg, 59                        Member of Supervisory Board since 1997.
Member of Supervisory Board                President of the Industrial Union and the
Dutch                                      Trade Union Federation of FNV from 1988 to
                                           1997.

J.D. Timmer, 67                            Member of Supervisory Board since
Member of Supervisory Board                October 1, 1996. Retired as President and
Dutch                                      Chairman of the Executive Board and Group
                                           Board of Phillips Electronics in
                                           September 1996.

    5. DIRECTORS AND EXECUTIVE OFFICERS OF STICHTING ADMINISTRATIEKANTOOR VAN GEWONE AANDELEN VEDIOR (THE "ADMINISTRATOR"). The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Administrator are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Jachthavenweg 112, 1076 DC Amsterdam, the Netherlands.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, AGE AND POSITION WITH THE         MATERIAL POSITIONS HELD DURING THE PAST
      ADMINISTRATOR AND CITIZENSHIP                        FIVE YEARS
-----------------------------------------  -------------------------------------------
Dick Sinninghe Damste, 60                  Member since May 27, 1997. Member of
Chairman, "A" Member                       Management Board of Hollandsche Beton Groep
Dutch                                      N.V. since 1988. Mr. Damste's business
                                           address is Generaal Spoorlaan 489,
                                           Rijswijk.

Willem de Vlugt, 57                        Member since May 27, 1997. Chairman and
"A" Member                                 Chief Executive Officer of Koninklijke
Dutch                                      Emballage Industrie Van Leer N.V. from 1992
                                           to 1998.

Pierre Joseph Andreas Maria Nijnens, 46    Member since May 27, 1997. Partner of De
"A" Member                                 Brauw Blackstone Westbroek Linklaters &
Dutch                                      Alliance since 1985.

Adrianus Gerardus Jacobs, 63               Chairman of Management Board of ING Groep
"B" Member                                 from 1992 to mid-1998.
Dutch

Gerardus Hendrik Smit, 52                  Chairman of Management Board Vedior since
"B" Member                                 1997. Director of Vendex KBB N.V. from 1990
Dutch                                      to 1997.

    6. DIRECTORS AND EXECUTIVE OFFICERS OF STICHTING ADMINISTRATIEKANTOOR ING GROEP (THE "TRUST"). The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Trust are set forth below. The business address of each such director or executive officer is Strawinskylaan 2631, 1077 ZZ Amsterdam, the Netherlands.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME, AGE AND POSITION WITH THE         MATERIAL POSITIONS HELD DURING THE PAST
      ADMINISTRATOR AND CITIZENSHIP                        FIVE YEARS
-----------------------------------------  -------------------------------------------
J.H. Hulshof, 68                           Member since January 22, 1991. Previously
"B" Member                                 Chairman of the Management Board of
Dutch                                      Unilever Bedrijven B.V.

H. de Korver, 68                           Member since May 13, 1995. Previously Vice
"B" Member                                 Chairman of the Management Board of
Dutch                                      Koninklijke Nederlandse papierfabrieken
                                           N.V.

M. Ververs, 67                             Member since November 21, 1996. Previously
"A" Member                                 Chairman of the Management Board of Wolters
Duthch                                     Kluwer N.V.

J.W.M. Simons, 65                          Member since September 22, 1998. Previously
"B" Member                                 Chairman of the Management Board of
Dutch                                      Bouwfonds Nederlandse Gemeenten.

T. Regtuijt, 62                            Member since February 1, 1999. Previously a
"B" Member                                 Member of the Management Board of
Dutch                                      Nederlandse Spoorwegen.

H.J. Blaisse, 47                           Member since December 14, 1999. Partner of
"B" Member                                 Schut & Grosheide.
Dutch

C.A.J. Herkstroter, 62                     Member since December 14, 1999. Previously
"A" Member                                 Chairman of the Management Board of Royal
Dutch                                      Dutch Shell Petroleum Company.

    7. OTHER POTENTIAL PROPOSED DESIGNEES. The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the other potential proposed Designees are set forth below.

         NAME, AGE AND POSITION            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            WITH THE COMPANY                 MATERIAL POSITIONS HELD DURING THE PAST
             AND CITIZENSHIP                               FIVE YEARS
-----------------------------------------  -------------------------------------------
Rene Diderik Emile den Hertog, 53          Legal Director of Vedior since 1997.
Potential designee                         Executive Director of the Legal and Tax
Dutch                                      Department of Vendex KBB N.V. since 1991.
                                           The business address of Mr. den Hertog is
                                           Jachthavenweg 112, Amsterdam, the
                                           Netherlands.
James King, 39                             Group Legal Advisor for Select Appointments
Potential designee                         (Holdings) PLC since 1999. Legal Director
British                                    and Company Secretary of M.W. Kellogg
                                           Limited from 1995 to 1999. Legal advisor
                                           for Eagle Star Holdings Limited from 1991
                                           to 1995. The business address of Mr. King
                                           is Ziggurat Grosvenor Road, St. Albans,
                                           Hertsfordshire, England AL13HW.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Paying Agent at one of its addresses set forth below.

                       THE PAYING AGENT FOR THE OFFER IS

                            WILMINGTON TRUST COMPANY

        BY MAIL:                BY FACSIMILE           BY HAND/OVERNIGHT
    Corporate Trust            TRANSMISSION:                COURIER:
       Operations              (For Eligible        Wilmington Trust Company
Wilmington Trust Company     Institutions only)        1105 North Market
1100 North Market Street       (302) 651-1079               Street,
  Rodney Square North        CONFIRM FACSIMILE            First Floor
  Wilmington, DE 19801         TRANSMISSION:          Wilmington, DE 19890
                             By telephone only       Attn: Corporate Trust
                               (302) 651-8869              Operations

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)

                      THE DEALER MANAGER FOR THE OFFER IS:

                             ROBERT W. BAIRD & CO.
                           777 EAST WISCONSIN AVENUE
                              MILWAUKEE, WI 53202
                                 (888) 224-7326